Media Contact:	Investor Contact:

Greg Berardi 415-239-7826 greg@bluemarlinpartners.com	Dan Rumsey, General Counsel and Acting CFO 408-866-3666 dan.rumsey@p-com.com

EVC Group, Inc. Doug Sherk, Jennifer Beugelmans (415) 896-6820 dsherk@evcgroup.com

P-COM UPDATES 2004 BUSINESS OUTLOOK

Preliminary Third Quarter Revenue Announced; Conference Call Date Set for October 29

Company Secures $5.0 Million Debenture Funding Commitment

CAMPBELL, Calif., Oct. 1, 2004 – P-Com, Inc. (OTBB: PCMC), a worldwide provider of broadband wireless access products and services, today announced that third quarter revenue is expected to range from $6.2 million to $6.4 million. Based upon this outlook, the Company anticipates that it will revise its previously announced 2004 revenue goal of $30.0 million.

The Company also announced that it has secured a commitment for $5.0 million in debenture financing. The debenture financing is in addition to the previously announced renewal of its credit facility with Silicon Valley Bank for an additional year. The credit facility allows for maximum borrowings up to $4.0 million.

“Although our revenue and overall financial performance in 2004 will certainly show significant improvement compared with 2003 revenue of $20.8 million, the continued softness in the wireless communications equipment marketplace and the lengthening of the sales cycle has somewhat tempered our previous 2004 full year outlook,” said Sam Smookler, President and CEO of P-Com. “We are currently reassessing our outlook for the remainder of this year in light of these developments and will update our 2004 guidance during our third quarter financial results conference call.

“Despite the current challenges, there are numerous revenue opportunities that we are aggressively pursuing for the fourth quarter and into early 2005. In addition, we are pleased with the progress that we have made during the past 12 months including successfully executing our balance sheet restructuring plan, putting in place programs to further streamline our operating infrastructure and implementing new sales strategies, including sales expansion into the Asian market. Given P-Com’s new product introductions planned for the remainder of 2004 and into 2005, including our recently announced launch of next generation SPEEDLAN wireless routers in our license-exempt product group, we continue to have confidence in our ability to reinvigorate sales growth and ultimately achieve profitability.”

Third Quarter Conference Call
The Company also announced today that it will release final financial results for the third quarter ending September 30, 2004 on a conference call scheduled for Friday, October 29, 2004 at 10:00 a.m. Pacific Time / 1:00 p.m. Eastern Time. The dial in number for the conference call is 800-218-0713 for domestic participants and 303-262-2130 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Friday, November 5, 2004. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11010154#. To listen to a live broadcast over the Internet, go to www.p-com.com and click on the Investor Relations page. A replay of the conference call will be available at www.p-com.com. A press release outlining P-Com’s financial results for third quarter of 2004 will be distributed on Friday, October 29, 2004 before the market opens.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com’s broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

Safe Harbor Statement

Statements that are forward looking and involve known and unknown risks and uncertainties may cause P-Com’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, including its equipment lease vendors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com’s control. Reference is made to the discussion of risk factors detailed in P-Com’s filings with the Securities and Exchange Commission including its reports on Form 10-K, 10-Q and 8-K.